Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-4/A of ViaSat, Inc. of our report dated May 27, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in the manner in which the Company accounts for noncontrolling interests in consolidated subsidiaries discussed in Note 1 and presentation of guarantor condensed consolidating financial information discussed in Note 15, for which the date is April 1, 2010, relating to the financial statements, financial statement schedule and effectiveness of internal control over financial reporting which appears in ViaSat, Inc.’s Current Report on Form 8-K dated April 2, 2010. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers, LLP
San Diego, California
April 15, 2010